UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): September 27, 2011
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND (State of Incorporation)	001-31775 (Commission File Number)	86-1062192 (I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas (Address of principal executive offices)	75254 (Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
     On September 27, 2011, the Company’s Board of Directors authorized the reinstatement of the Company’s 2007 share repurchase program and authorized an increase in repurchase plan authority from $58.4 million to $200 million (excluding fees, commissions and all other ancillary expenses). The plan provides for: (i) the repurchase of shares of the Company’s common stock, Series A preferred stock, Series D preferred stock and Series E preferred stock, and /or (ii) discounted purchases of outstanding debt obligations of the Company and its subsidiaries, including debt secured by the Company’s hotel assets.
     The Company intends to fund any repurchases or discounted debt purchases with the net proceeds from asset sales, cash flow from operations, existing cash on the balance sheet, and other sources. Repurchases of securities under this program will be made through the open market, or in privately negotiated transactions, from time to time in accordance with applicable laws and regulations. The manner, timing and amount of repurchases, if any, will be determined by the Company’s management and will depend on a variety of factors, including price, corporate and regulatory requirements, market conditions and other corporate liquidity requirements. The repurchase program may be modified or discontinued at any time. Repurchases of common and preferred stock may be made under a Rule 10b5-1 plan, and in the case of repurchases of common stock, will be compliant with Rule 10b-18 of the Securities Exchange Act of 1934. Debt discounted purchases, if any, will occur from time to time, and will be subject to market conditions and negotiation with the Company’s current credit providers. While this repurchase program includes repurchases of the Company’s outstanding securities, it is not intended to be a going private transaction, and the Company will limit repurchases of securities such that, in no event, will this program have that effect.
     The press release announcing the reinstated program is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
     (c) Exhibits

Exhibit No.	Description
99.1	Press Release, issued by Ashford Hospitality Trust, Inc. on September 27, 2011.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 27, 2011

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Operating Officer and General Counsel